UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2007

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 Mission Street, Suite 2900 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

We have entered into a Revolving Credit Agreement, dated as of August 31, 2007, by and among the Company, Digital Realty Trust, L.P. (the “Operating Partnership”), the lenders from time to time party thereto, Citigroup Global Markets Inc. and KeyBanc Capital Markets, as joint lead arrangers and joint book running managers, KeyBank National Association, as syndication agent, Citicorp North America, Inc., as Administrative Agent and Swing Line Bank, and Citibank, N.A., as Initial Issuing Bank. The Revolving Credit Agreement provides for a revolving credit facility in an aggregate amount of up to $650 million which terminates on August 31, 2010, and modified our previous credit facility for up to $500 million that was entered into on November 3, 2004, by and among us, the Operating Partnership, the lenders party thereto from time to time and Citicorp North America, Inc., as administrative agent for such lenders. In addition, we have the ability from time to time to increase the size of the revolving credit facility by up to an additional $100 million subject to receipt of lender commitments and other conditions precedent.

Borrowings under the credit facility currently bear interest at a rate based on 1-, 2-, 3- or 6-month LIBOR for the applicable borrowed currency, or in the case of Euro loans, EURIBOR, plus a margin ranging from 1.10% to 2.0% depending on our Operating Partnership’s overall leverage. This margin was 1.10% at closing, resulting in interest rates at this date of 6.67% for US Dollar borrowings, 5.53% for Euro borrowings and 7.6% for British Sterling borrowings. The credit facility has a $325.0 million sub-facility for foreign exchange advances in Euros, British Sterling, Canadian Dollars and Swiss Francs, and a letter of credit sub-facility of $100.0 million for the issuance of letters of credit and bank guarantees in US and Canadian Dollars, Euros, British Sterling and Swiss Francs. The credit facility matures in August 2010, subject to two extension options of one-year each, which we may exercise at our option if certain conditions are met. During the term of the revolving facility, we may borrow, repay and re-borrow amounts available under the revolving credit facility, subject to voluntary reduction of the swing line, letter of credit and revolving commitments.

We pay a quarterly commitment fee that ranges from 0.125% to 0.20% of the unused revolving credit facility commitments, depending on the average unused commitments. In addition to the commitment fee described above, we are also required to pay certain letter of credit and related fronting fees and other administrative fees pursuant to the terms of the Revolving Credit Agreement.

Borrowings under the Revolving Credit Agreement are guaranteed by the Company and certain of the Operating Partnership’s subsidiaries. The credit facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios and maintain a pool of unencumbered assets. In addition, except to enable us to maintain our status as a REIT for federal income tax purposes, we will not during any four consecutive fiscal quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments.

The initial borrowings under the Revolving Credit Agreement in the amount of approximately $200.6 million were used to repay the previous credit facility, which had a balance of approximately $202 million. Upon repayment we terminated our previous credit facility.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement, which has been filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

The information with respect to the termination of our previous credit facility is set forth in Item 1.01 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Revolving Credit Agreement, dated as of August 31, 2007, by and among the Company, Digital Realty Trust, L.P., the lenders from time to time party thereto, Citigroup Global Markets Inc. and KeyBanc Capital Markets, as joint lead arrangers and joint book running managers, KeyBank National Association, as syndication agent, Citicorp North America, Inc., as Administrative Agent and Swing Line Bank, and Citibank, N.A., as Initial Issuing Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills
General Counsel and Assistant Secretary

Date: September 7, 2007

EXHIBITS

Exhibit Number	Description
10.1	Revolving Credit Agreement, dated as of August 31, 2007, by and among the Company, Digital Realty Trust, L.P., the lenders from time to time party thereto, Citigroup Global Markets Inc. and KeyBanc Capital Markets, as joint lead arrangers and joint book running managers, KeyBank National Association, as syndication agent, Citicorp North America, Inc., as Administrative Agent and Swing Line Bank, and Citibank, N.A., as Initial Issuing Bank.